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                          [ARTHUR ANDERSEN LETTERHEAD]




February 11, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated February 5, 2002 of EOTT Energy Partners, L.P. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN, LLP




Copy to:  Mr. Dana R. Gibbs
          EOTT Energy Corp., in its capacity as
          General Partner of EOTT Energy Partners, L.P.